EXHIBIT 3.1

AMENDMENT TO THE BY-LAWS OF BRT REALTY TRUST

“ARTICLE X
UNCERTIFICATED SHARES

The Trust shall adopt a system of issuance, recordation, conversion and transfer of its shares of capital stock by electronic or other means not involving any issuance of certificates, provided that the use of such system by the Trust is permitted by applicable law.”